Exhibit 10.31
May 20, 2004

Ms. Jean M. Nelson	Fax: (419) 730-8737
3368 Blackburn Street
Dallas, TX 75204
Dear Jean:
I am pleased to offer you the position of Chief Financial Officer of Virbac Corporation (“Virbac”), commencing on June 14, 2004. The following terms have been discussed and agreed:
1)	Your base salary will be $240,000 per year. In addition, you will participate in health insurance and other benefit plans, as are generally applicable to executives at your level as those plans currently exist and may be amended in the future.

2)	A bonus of 20% of the base salary ($48,000) will be paid to you during the first quarter of 2005, provided you are actively employed by Virbac as of 12/31/04.

3)	We also discussed that a Performance Bonus Plan will be developed, commencing with the 2005 fiscal year, and upon development of such a plan you will be eligible to participate on the same terms as others of like rank and status.

4)	A Long-Term Incentive Plan tied to market performance was also discussed. However, such a program could only be adopted by the Board of Directors. Thus, I am unable to make any specific representations regarding the content of a potential Plan or its eligibility criteria. However, it is Virbac’s intent to develop and adopt, in the near future, a Long-Term Incentive Plan in which you will participate.

5)	As Chief Financial Officer, you will be listed as a co-insured under a Directors and Officers (“D&O”) insurance policy and your activities will be subject to coverage under the Company’s general or comprehensive insurance program to the same extent and under the same terms and conditions as are applicable to other executives of the Company of similar status and level.

6)	Virbac will indemnify and defend you from any claims for damages made or criminal proceedings brought against you as a result of your actions on behalf of Virbac to the extent permitted by and under the conditions stated in our By-laws.

 2
7)	Your employment under this agreement may be terminated immediately for any of the following reasons:
a.	your conviction of a felony offense;

b.	dishonesty, fraud, willful misconduct, unlawful discrimination or theft on your part (whether within the workplace or elsewhere);
However, in the event your employment is terminated under this agreement “without cause” during the first three (3) years following your start date, Virbac will make a lump sum payment to you equal to twelve (12) months of your then base salary. Under this section, “without cause” is defined to include:
a.	any reason other than the immediate termination provisions listed above as “a” and “b”;

b.	a breach by Virbac of any of the material terms or conditions of this agreement;

c.	a material diminution or reduction in your duties or scope of responsibilities;

d.	the occurrence of a change in control which is defined as a change in the current majority ownership structure of Virbac.
If these terms are acceptable to you, please countersign this letter in the space provided below and return one signed original to me.

Sincerely,

/s/ David G. Eller David G. Eller
President & Chief Executive Officer

Accepted & Agreed:

/s/ Jean M. Nelson Jean M. Nelson

Date: May 21, 2004

September 20, 2004
Ms. Jean M. Nelson
3368 Blackburn Street
Dallas, TX 75204
Re: May 20, 2004 Employment Letter Agreement Addendum

Dear Jean:
The following additional terms to your May 20, 2004 employment letter agreement (“The Agreement”) have been discussed and agreed:
1)	An additional bonus of $200,000 will be paid to you within 10 days after December 31, 2004. Such bonus will be paid assuming you make all reasonable efforts to prepare the restated financial statements for Virbac Corporation (“Virbac”) for fiscal years 2001, 2002 and 2003 by December 31, 2004 and make all reasonable efforts to support PricewaterhouseCoopers in their audit of the financial statements for these periods to enable them to complete their audit of these periods by December 31, 2004.

2)	If you are required to consult with or on behalf of Virbac, Virbac S.A. or any of its subsidiaries in any capacity post your employment period, Virbac agrees to pay you $2,000 per day that your services are required; in addition, you will be reimbursed for any reasonable expenses you may have incurred in connection with supplying your services.

3)	Virbac agrees to a fixed term of employment through December 31, 2005 during which period Virbac agrees to not terminate your employment without cause, as defined in The Agreement Subsequent to December 31, 2005, the provisions of paragraph number 7 of The Agreement are applicable.

4)	Virbac agrees to pay you a bonus of $75,000 on June 30, 2005 or upon the re-listing Virbac’s securities on NASDAQ. Virbac agrees to pay you a bonus of $73,000 on December 31, 2005 due to additional responsibilities you have assumed in connection with the SEC investigation and the shareholder lawsuits. In addition, you agree to implement Oracle during fiscal year 2005.

5)	Paragraph 6 of The Agreement is deleted. Virbac agrees to indemnify you as per the terms of the Indemnification Agreement attached as Exhibit A.

6)	Virbac agrees to retain D&O insurance for Virbac Corporation’s officers, which include you as a named insured, at a minimum level of $10,000,000 throughout the term of you employment.

7)	Your official title is Executive Vice-President and Chief Financial Officer.
3200 Meacham Blvd., Fort Worth, TX 76137 • Telephone: (817) 831-5030 • (800) 338-3659 • Fax (817) 831-8327

If these terms are acceptable to you, please countersign this letter in the space provided below and return one signed original to me.

Sincerely,

/s/ David G. Eller David G. Eller
President & Chief Executive Officer
Virbac Corporation

Accepted & Agreed:

/s/ Jean M. Nelson Jean M. Nelson
Date: 9/24/04
3200 Meacham Blvd., Fort Worth, TX 76137 • Telephone: (817) 831-5030 • (800) 338-3659 • Fax (817) 831-8327

EXHIBIT A
INDEMNIFICATION AGREEMENT
          THIS INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of July 31, 2004, is made by and between Virbac Corporation, a Delaware corporation (the “Corporation”) and Jean M. Nelson, the Chief Financial Officer of the Corporation (“Nelson”).
          In consideration of the mutual promises, covenants, agreements and conditions contained herein, and Nelson’s continued service as the Chief Financial Officer of the Corporation, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
          1. Subject to the provisions of paragraphs (3) and (4) below, the Corporation shall indemnify Nelson in the event that she is made a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that she is or was the Chief Financial Officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Nelson in connection with such action, suit or proceeding if Nelson acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Nelson did not act in good faith and in a manner which she reasonably believed to be in or not opposed to the best interest of the

Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that her conduct was unlawful.
          2. Subject to the provisions of Sections (3) and (4) below, the Corporation shall indemnify Nelson in the event that she is made a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that she is or was the Chief Financial Officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by her in connection with the defense or settlement of such action or suit if she acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which Nelson shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
          3. To the extent that Nelson has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (1) and (2), or in defense of any claim, issue or matter therein, she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by her in connection therewith.
          4. To the extent that Nelson has been unsuccessful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (1) and (2), or in defense of any claim, issue or matter therein, she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by her in connection therewith by the Corporation only (unless ordered by a court) as authorized in the specific case upon a determination that indemnification of Nelson is proper in the circumstances because she has met the applicable standard of conduct set forth in paragraphs (1) and (2). Such determination shall be made (a) a majority vote of the members of the Board of Directors of the Corporation (the “Board”) who are not parties to such action, suit or proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.
          5. Expenses (including attorneys’ fees) incurred by Nelson in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Nelson to repay such amount if it shall ultimately be determined that she is not entitled to be indemnified by the Corporation. Such expenses (including attorneys’ fees) incurred by Nelson may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. Nelson shall be entitled to counsel of her choice with respect to any action, suit or proceeding referred to in paragraphs (1) and (2), or in defense of any claim, issue or matter therein.
          6. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Agreement shall not be deemed exclusive of any other rights to which Nelson may be entitled under any by-law, vote of stockholders or disinterested directors or otherwise, both as to action in her official capacity as Chief Financial Officer and as to action in another capacity while holding such office.
          7. The Corporation shall purchase and maintain insurance on behalf of the Director against any liability asserted against her and incurred by her in her capacity as the Chief Financial Officer and in her capacity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise when acting at the request of the Corporation, or arising out of her status as such, whether or not the Corporation would have the obligation to indemnify her against such liability under the provisions of this Agreement.
          8. For purposes of this Agreement, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority (but not necessarily the obligation) to indemnify its directors, officers, employees or agent, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
          9. For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

          10. The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall continue as to Nelson when she has ceased to serve as the Chief Financial Officer of the Corporation.
          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.
Approved and Accepted:

By:	/s/ David Eller	24 Sept. 04

	David Eller	Date
President and Chief Executive Officer
Virbac Corporation

By:	/s/ Jean M. Nelson	9/24/04

	Jean Nelson	Date